Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Security Midwest Bancorp, Inc. of our report dated April 7, 2026, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Security Midwest Bancorp, Inc. for the year ended December 31, 2025.

 /s/ Wipfli LLP
Wipfli LLP

October 30, 2026
Eau Claire, Wisconsin